Exhibit 10.1

Appendix 10.1

Sears Hometown and Outlet Stores, Inc.

[Form of Stock Units Agreement]

                    , 20

This is a Stock Units Agreement between Sears Hometown and Outlet Stores, Inc. (the “Company”) and the individual who has executed this Stock Units Agreement following the words “Grant Holder’s Signature” (the “Grant Holder”). The term “this Agreement” means collectively this Stock Units Agreement and each Grant Supplement (defined in section 1 of this Agreement) relating to this Agreement.

Preliminary Statement

This Agreement is made pursuant to the Company’s Amended and Restated 2012 Stock Plan, as amended from time to time (the “Plan”). Capitalized terms used but not defined in this Agreement are defined in the Plan.

Terms and Conditions

The Company and the Grant Holder agree as follows:

1. Stock Unit Grants. This Agreement is a “Stock Agreement” referred to in Section 2.20 of the Plan. For each of the Company’s Stock Unit grants to the Grant Holder pursuant to the Plan, each of this Agreement, the Plan, and each Grant Supplement to this Agreement (which Supplement need not be signed by the Grant Holder), will govern unless the Stock Unit grant is subject to a separate stock units agreement between the Company and the Grant Holder (a “Separate Agreement”). The Company’s Stock Unit grants to the Grant Holder pursuant to the Plan, excluding those that are subject to a Separate Agreement, are together referred to in this Agreement as the “Stock Units.” The Company will evidence each grant of Stock Units to the Grant Holder by an agreement entitled “Supplement to Stock Units Agreement” to be attached to this Agreement from time to time (each a “Grant Supplement” and together the “Grant Supplements”). Grant Supplements will indicate the number of Stock Units granted to the Grant Holder and the restrictions, forfeiture conditions, and other terms that are applicable to the Stock Units granted. This Agreement governs all Stock Units granted to the Grant Holder on or after the date of this Agreement. All Grant Supplements, whenever delivered to the Grant Holder, are incorporated into and form a part of this Agreement.

2. Restrictions; Forfeiture Conditions. Each grant of Stock Units is subject to each of the restrictions and each of the forfeiture conditions described in this Agreement and in the Grant Supplement applicable to the grant until they have been satisfied or have otherwise expired or been terminated. Failure to satisfy the forfeiture conditions by the times specified on the Grant Supplement will result in the forfeiture of the number of unvested Stock Units specified on the Grant Supplement. Unvested Stock Units may not be sold, transferred, exchanged, assigned, pledged, hypothecated, or otherwise encumbered. If the Grant Holder’s employment with the Company or its subsidiary terminates for any reason other than as provided in section 3 of this Agreement, then the Grant Holder will forfeit all of the Grant Holder’s right, title, and interest in and to the then-unvested Stock Units as of the date of employment termination, and the unvested Stock Units will revert to the Company immediately following the event of forfeiture. The Grant Holder will forfeit all unvested Stock Units if (a) in the opinion of the Committee, the Grant Holder, without the written consent of the Company, engages directly or indirectly in any manner or capacity as principal, agent, partner, officer, director, employee, or otherwise, in any business or activity competitive with the business conducted by the Company or any of its subsidiaries or (b) the Grant Holder performs any act or engages in any activity or conduct that in the opinion of the Chief Executive Officer of the Company or the Committee is inimical to the best interests of the Company. The restrictions and forfeiture conditions imposed by this section 2 will apply to all cash and other consideration received by the Grant Holder with respect to the Stock Units in connection with mergers, reorganizations, consolidations, recapitalizations, stock dividends, and other changes in corporate structure affecting the common stock of the Company.

3. Expiration and Termination of Restrictions and Forfeiture Conditions. The restrictions and forfeiture conditions imposed by this Agreement on each grant of Stock Units, or portion of the grant specified in the applicable Grant Supplement, will expire on the earliest to occur of the following:

(a) upon the passage of time or upon the achievement of performance goals or upon both the passage of time and the achievement of performance goals, together with such other conditions, all as provided in the Grant Supplement for the grant;

(b) on the date of termination of the Grant Holder’s employment with the Company or one of its subsidiaries by reason of disability (as determined by the Company) or death, but (i) if the grant includes performance goals then only to the extent the Committee determines that the goals have been satisfied as of the date of termination and (ii) if the grant includes one or more passage-of-time forfeiture conditions all of them that expire in accordance with the terms of the Grant Supplement will be deemed to have expired on the day immediately preceding the date of termination;

(c) on the date the Company terminates the Grant Holder’s employment with the Company or one of its subsidiaries without Cause (as defined below); and

(d) on the date the Grant Holder terminates the Grant Holder’s employment with the Company or one of its subsidiaries for Good Reason (as defined below).

In this section 3 “Cause” means (i) a material breach by the Grant Holder (other than a breach resulting from the Grant Holder’s incapacity due to a disability as determined by the Company) of the Grant Holder’s duties and responsibilities, which breach is demonstrably willful and deliberate on the Grant Holder’s part, is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company, and is not remedied by the Grant Holder in a reasonable period of time after receipt of written notice from the Company specifying the breach, (ii) the commission by the Grant Holder of a felony involving moral turpitude, or (iii) the Grant Holder’s dishonesty or willful misconduct in connection with the Grant Holder’s employment with the Company. In this section 3 “Good Reason”

means that, without the Grant Holder’s written consent, the Grant Holder’s annual base salary in effect on the date of this Agreement is reduced by ten percent or more or the Grant Holder’s place of employment is relocated by the Company to a business location that is more than fifty miles from the Company’s offices located at 5500 Trillium Boulevard, Hoffman Estates, Illinois.

4. Limitations on Rights. The Stock Units are bookkeeping entries only. In accordance with, and subject to, this Agreement and the Grant Supplements the Company only will make cash payments with respect to the Stock Units, as to which the Grant Holder will have no rights to receive Stock or other securities of the Company, no rights as a stockholder of the Company, no dividend rights, and no voting rights.

5. Timing and Manner of Cash Payment. As soon as practicable, and in no event more than twenty days, after the date all, or portion specified in the applicable Grant Supplement or Grant Supplements, of the Stock Units vest in accordance with this Agreement and the Grant Supplement or Grant Supplements, the Company will make to the Grant Holder the lump sum cash payment to be made in satisfaction of the Stock Units, or specified portion, in accordance with, and subject to, this Agreement and the Grant Supplement or Grant Supplements. The Grant Holder and the Grant Holder’s successors, heirs, assigns, and personal representatives will have no continuing rights or interests in the Stock Units that have been paid by the Company in accordance with this section 5.

6. Adjustments. Section 12 of the Plan is applicable to this Agreement and the Stock Units.

7. No Right of Continued Employment. Nothing in this Agreement will (a) interfere with or limit in any way the right of the Company or any of the Company’s subsidiaries to terminate the Grant Holder’s employment at any time or (b) confer upon the Grant Holder any right to continue in the employ of the Company or any of the Company’s subsidiaries.

8. Payment of Taxes.

Whenever the law requires the Company to withhold federal, state, or local taxes of any kind (including the Grant Holder’s FICA obligation) on behalf of the Grant Holder, the Grant Holder will pay the required withholding amount to the Company no later than the date due, or to make other arrangements satisfactory to the Company regarding payment of the withholding amount. The obligations of the Company under this Agreement will be conditional on the Grant Holder’s compliance with these withholding payment requirements. The Company and its affiliates will, to the extent permitted by law, have the right to deduct the withholding amount from any payment of any kind otherwise due from the Company or its subsidiary to the Grant Holder, including without limitation any payment referred to in section 5 of this Agreement.

9. Grants Subject to Clawback. All cash and other consideration received by the Grant Holder with respect to the Stock Units are subject to forfeiture, recovery by the Company, and each other action pursuant to clawback or recoupment policies that the Company may adopt from time to time, including without limitation policies that the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder or as otherwise required by law.

10. Amendment. This Agreement may not be modified, amended, or waived in any manner except in writing signed by the Company and the Grant Holder. The waiver by the Company or the Grant Holder of compliance with any term of this Agreement will not operate or be construed as a waiver of any other term of this Agreement or any subsequent breach of a term of this Agreement.

11. The Plan Controls. The terms of the Plan are incorporated into and made a part of this Agreement. This Agreement will be governed by and construed in accordance with the Plan. If any actual or alleged conflict among (a) the terms of the Plan, the terms of this Agreement, and the terms of the Grant Supplement, or (b) between the terms of the Plan and the terms of this Agreement or the terms of any Grant Supplement, the terms of the Plan will be controlling and determinative.

12. Successors. This Agreement will be binding upon all successors of the Company in accordance with the terms of this Agreement and the Plan.

13. Severability. If any one or more of the provisions contained in this Agreement are invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal, or unenforceable provision had not been included.

14. Notice. Notices and communications under this Agreement must be in writing and delivered personally, by overnight courier, or by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to:

Human Resources Department

Sears Hometown and Outlet Stores, Inc.

5500 Trillium Boulevard, Suite 501

Hoffman Estates, Illinois 60192

Attn: Vice President, Human Resources

or any other address designated by the Company in a written notice to the Grant Holder. Notices to the Grant Holder will be directed to the address of the Grant Holder then currently on file with the Company, or at any other address given by the Grant Holder in a written notice to the Company.

15. Administration. The authority to manage and control the operation and administration of this Agreement will be vested in the Committee. The Committee will have all powers with respect to this Agreement that it has with respect to the Plan. All interpretations of this Agreement and the Plan by the Committee and all decisions made by it with respect to this Agreement are final and binding on the Grant Holder and all other persons.

16. Governing Law. Illinois law, other than its conflict of laws principles, will govern interpretation, performance, and enforcement of this Agreement.

Sears Hometown and Outlet Stores, Inc.

By:
Philip Etter
Vice President, Human Resources

Grant Holder’s Name:

Grant Holder’s Signature:

Sears Hometown and Outlet Stores, Inc.

Supplement to Stock Units Agreement

Name of Grant Holder:

Grant Date:                     , 20

Number of Stock Units:

Dear Grant Holder:

I am pleased to inform you that Sears Hometown and Outlet Stores, (the “Company”) has granted to you the number of Stock Units indicated above (the “Stock Units”). The Stock Units are granted to you pursuant, and subject, to the terms of (1) the Sears Hometown and Outlet Stores, Inc. Amended and Restated 2012 Stock Plan (the “Plan”), (2) the Stock Units Agreement between the Company and you (the “Stock Units Agreement”), and (3) this Supplement to Stock Units Agreement. This Supplement to Stock Units Agreement is a “Grant Supplement” referred to in the Stock Units Agreement.

Unless the restrictions and forfeiture conditions expire earlier in accordance with section 3 of the Stock Units Agreement and subject to the sentences below following the table, the restrictions and forfeiture conditions imposed by the Stock Units Agreement will expire with respect to the Stock Units, and the Stock Units will vest in accordance with the following table. For each Stock Unit that vests, the Company will make a cash payment to you equal to the “Close/Last” price of the Company’s common stock, $0.01 par value, on the Nasdaq Stock Market (or substitute or successor stock exchange) on the applicable Vesting Date.

Percentage of Stock Units Vesting for each “Installment”	Dates of Expiration of Restrictions and Forfeiture Conditions for each Installment (each a “Vesting Date”)

[Additional terms and conditions]

Sears Hometown and Outlet Stores, Inc.

By:
Philip Etter
Vice President, Human Resources